EXHIBIT 99.1
Company Contact:
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors: EVC Group, Inc. Douglas Sherk Jennifer Beugelmans (415) 896-6820	Media: EVC Group, Inc Steve DiMattia (646) 277-8706
FOR IMMEDIATE RELEASE
PETER ELLMAN APPOINTED TO BOARD OF STRATAGENE
New Independent Board Member Has More Than 25 Years of Executive Management Experience
     LA JOLLA, Calif., Mar. 1, 2006 — Stratagene Corporation (NASDAQ:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that its Board of Directors has appointed Peter Ellman (age 50) as a new independent board member. The Company also announced that J. David Tholen (age 61), who has been a board member since June 2004, is retiring from the Board effective with Mr. Ellman’s appointment. With Mr. Ellman’s appointment, board membership will remain at five.
     Mr. Ellman has more than 25 years of leadership experience working with high-growth companies including several years working in the consumer healthcare industry. He is the founder of The Raisin Group, a management consulting group that primarily works with high-growth companies, advising them on strategies to maximize and profitably grow their operations. In this role, he works closely with senior management teams, helping increase the productivity and success of companies in a variety of areas including marketing, sales, distribution and business development among others. Prior to The Raisin Group, Mr. Ellman was CEO of Nextec Applications, Inc., a technology company engaged in the research and manufacture of advanced materials. Mr. Ellman served as CEO from 1995 until 2004 and during his tenure he helped the company raise $70 million in venture capital, assembled a strong management team, established worldwide production facilities and brought the Company’s technology to commercialization in three key end markets.
     “We are very excited to welcome Peter to our Board and believe that his 25 years of senior management experience will allow him to be a very strategic addition to our Board’s existing base of knowledge,” said Joseph A. Sorge, MD, President and CEO of Stratagene. “Peter’s high level expertise in working with companies similar in size to

Stratagene should allow him to bring a new and relevant perspective to our Board. We look forward to his many contributions. At the same time, we’d also like to thank David for his service on the Board and sincerely appreciate his guidance and input as we transitioned from being a privately-held company to a public entity.” Prior to his becoming a member of the Stratagene Board of Directors, Mr. Tholen was the President and CEO of Hycor Biomedical, which merged with Stratagene in June of 2004.
     Prior to his tenure at Nextec, Mr. Ellman was one of the original officers of Thermoscan Inc., which was the maker of the “1-second infra-red ear thermometer.” From 1990 to 1994, as Vice President of Sales he was responsible for growing sales from $0 to $70 million in a variety of global distribution channels. Before this position, Mr. Ellman was a member of the founding team for Dental Research Corporation, and from 1985 to 1990 he helped the Company grow its sales to $90 million. Dental Research Corporation was the maker of the first high technology electric toothbrush and was eventually sold to Bausch and Lomb for $133 million. Mr. Ellman began his career in sales and product management at Sybron/Kerr Corp, a leading manufacturer of dental supplies and equipment.
     Mr. Ellman holds a B.S. in Chemistry and Biology from the State University of New York at Albany and serves as a director of Nextec Applications, Inc., Chairman of The Priority Care Group and is a member of the Young Presidents Organization.
About Stratagene Corporation
     Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high-quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
     Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,”

“should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.